Exhibit 99.1

PR Contact:	Investor Relations Contact:
Zac Rivera	John Stiles
zrivera@maloneyfox.com	investor-relations@puredepth.com
646-356-8312	314-994-0560

PureDepth™ Announces Fred Angelopoulos Stepping Down as CEO,
Chairman Thomas Marcus assumes interim CEO role

REDWOOD SHORES, California - June 27, 2007 - PureDepthTM, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLDTM) technology, today announced Fred Angelopoulos has stepped down as CEO and director of the Company. Thomas L. Marcus, Chairman of the Board, will assume the role of interim CEO. Mr. Angelopoulos will maintain an advisory and consulting role with the company.

“I want to thank Fred for his support and management of the company,” said Mr. Marcus. “He has been instrumental in taking the company from early-stage to becoming an industry platform.”

“PureDepth is well positioned with market-leading partners and has a very strong and proven management team. I am excited about PureDepth’s future and growth opportunities,” said Mr. Angelopoulos. “Personally and professionally now is an opportune time for my departure.”

PureDepth’s MLD technology is an LCD-layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation. It enables users to simultaneously view two separate fields of data on one monitor. By overlaying two or more separate image planes within a single monitor, MLD provides true depth of vision. It enhances the visual experience by giving users the ability to more quickly process time-critical data as well as better assimilation and comprehension of data of any kind.

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About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 47 approved and over 70 pending patents, this breakthrough in visualization is the first display technology that provides Actual DepthTM. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepthTM, MLDTMand Actual DepthTM are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.